Exhibit 11  Statement of Computation of Per Share Earnings


NET LOSS PER SHARE
Net loss per share is calculated as follows:
(Unaudited, in thousands)

                                                                  Three Months Ended             Six Months Ended
                                                                       June 30,                       June 30,
                                                                  1998          1997            1998           1997
                                                               ----------    ----------      ----------     ----------
Net loss                                                        $ (5,616)     $ (6,811)       $ (9,452)      $(12,500)
                                                               ==========    ==========      ==========     ==========
BASIC:
     Weighted average common shares outstanding                    2,162         2,076           2,139          2,064
                                                               ==========    ==========      ==========     ==========
     Net loss per common share                                   $ (2.60)      $ (3.28)        $ (4.42)       $ (6.06)
                                                               ==========    ==========      ==========     ==========
DILUTED:
     Weighted average common shares outstanding                    2,162         2,076           2,139          2,064
     Effect of dilutive securities:
          Convertible notes                                            -             -               -              -
          Stock options                                                -             -               -              -
          Warrants                                                     -             -               -              -
                                                               ----------    ----------      ----------     ----------
     Weighted average common and common
          equivalent shares outstanding                            2,162         2,076           2,139          2,064
                                                               ==========    ==========      ==========     ==========
     Net loss per common and common
          equivalent share                                       $ (2.60)      $ (3.28)        $ (4.42)       $ (6.06)
                                                               ==========    ==========      ==========     ==========

PRO FORMA BASIC AND DILUTED:
     Weighted average common shares outstanding                    2,162         2,076           2,139          2,064
     Conversion of Convertible Preferred Stock:
          Series A                                                   760           760             760            760
          Series B                                                 2,715         2,715           2,715          2,715
          Series C                                                 1,021         1,021           1,021          1,021
          Series D                                                   190           190             190            190
                                                               ----------    ----------      ----------     ----------
     Weighted average pro forma common
          shares outstanding                                       6,848         6,762           6,825          6,750
                                                               ==========    ==========      ==========     ==========

     Pro forma net loss per common share                         $ (0.82)      $ (1.01)        $ (1.38)       $ (1.85)
                                                               ==========    ==========      ==========     ==========

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